Exhibit 99.1

Contact: Ira Lamel/Mary Anthes                       Jeremy Fielding/David Lilly
         The Hain Celestial Group, Inc.              Kekst and Company
         631-730-2200                                212-521-4800

                       THE HAIN CELESTIAL GROUP ANNOUNCES
                            RECORD SALES AND EARNINGS

                    Net Income Increases 19% to $12.7 Million
                      Sales Increase 10% to $186.2 Million
                    Earnings Per Share at $0.33 Versus $0.29

Melville, NY, February 2, 2006--The Hain Celestial Group, Inc. (NASDAQ HAIN), a leading natural and organic food and personal care products company, today reported results for the second quarter ended December 31, 2005. Hain Celestial reported second quarter record sales of $186.2 million, a 10% increase over the prior year's $169.8 million. Net income reached $12.7 million, a second quarter record, an increase of 19% from the prior year's $10.7 million. Diluted earnings for the second quarter this year were a record $0.33 per share as compared to $0.29 in the prior year's second quarter.

"I am proud of our team as we accomplished record sales and profits with significant improvement in operating margins and our cash conversion," said Irwin D. Simon, President and Chief Executive Officer. "We saw strength in each of our Grocery, Tea and Personal Care lines in both sales and consumption driven by Earth's Best(R), Imagine(R) soups, Garden of Eatin'(R), Terra(R), Rice Dream(R), WestSoy(R), Ethnic Gourmet(R), Celestial Seasonings(R), Jason(R) and Zia Natural Skincare(R). We are also excited by the progress we are making on the operating front with enhanced margins despite increased input costs. Our sales and earnings continue to grow, driven by strong top line growth, improved margins and focused working capital management."

The Company's gross profit for the second quarter was 32.3% versus 31.4% in the prior year period before consolidation of the Company's lower margin Hain Pure Protein joint venture, which reduced gross profit by 1.1%. Operating income grew 20.3% to $21.7 million versus $18.1 million in the period while selling, general and administrative expenses decreased as a percentage of sales to 19.6% versus the prior year's 20.7%.

Interest expense in the quarter was $0.4 million higher than in the prior year's quarter with the increase coming from increased market rates and from higher borrowings for acquisitions. There were no foreign exchange gains or losses in the second quarter while the Company benefited from foreign exchange gains of $0.6 million in the prior year's quarter. These items negatively impacted earnings by $0.02 per share in the second quarter when compared to the prior year.

The Company's average diluted shares outstanding during the second quarter were
38.4 million, an increase of 1.2 million shares or 3%, over the prior year's quarter. This increase in shares was caused by the issuance of shares in the acquisition of Spectrum Organic Products, Inc., the establishment of the alliance with Yeo Hiap Seng Limited and incremental equivalent shares included in the computation due to the higher market price of the Company's stock. The higher share count reduced earnings by $0.01 per share in the second quarter when compared to the prior year.

The Company's balance sheet remains strong with $142.3 million in working capital and a current ratio of 2.5 to 1 at the end of the second quarter. Debt as a percentage of equity was 19% with total equity at $578 million. The Company's operating free cash flow (defined as cash provided by operating activities less capital expenditures) increased by 79% to $23.9 million for the trailing 12 months ended December 31, 2005 versus $13.3 million for the same period of the prior year. The cash conversion cycle improved to 67 days this period versus 82 days in the prior year period.

Mr. Simon concluded, "The stellar results that the Company achieved over the past two years are a testament to the excellence of our people, our strong brands and our positioning within a clear growth category. Our focus and long-term strategy allow us to make the right decisions for our business today and tomorrow. We are committed to growing our brand equity through targeted new product introductions and realizing new distribution opportunities while continuing to strengthen our management team. Hain Celestial will continue to be the leader as the world moves toward A Healthy Way of Life(TM)."

FISCAL YEAR 2006 OUTLOOK

The Company updated its annual guidance for fiscal year 2006, adjusted only to reflect the recently completed acquisition of Spectrum Organic Products on December 16, 2005. The Company expects full fiscal year 2006 sales of $670 million to $690 million and earnings of $0.98 to $1.05 per share, as it integrates Spectrum into its operations during the second half of its fiscal year. The Company anticipates that Spectrum will be accretive to earnings beginning in fiscal year 2007, with a neutral impact on earnings for the remainder of this fiscal year as a result of higher interest costs and increased shares issued in connection with the acquisition which will offset Spectrum's otherwise positive contribution to operating income.

WEBCAST AND UPCOMING EVENTS

Hain Celestial will host a conference call and live webcast at 4:15 PM Eastern Standard Time today to review its second quarter 2006 results via the Hain Celestial corporate website, www.hain-celestial.com. On February 16, 2006 the Company is scheduled to present at the JP Morgan Small Cap Conference, and on March 16, 2006 the Company is scheduled to present at the Bank of America Consumer Conference. These presentations, as well as the Company's earnings conference call, will be available under the Investor Relations section of the Company's website.

THE HAIN CELESTIAL GROUP

The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings(R), Terra Chips(R), Garden of Eatin'(R), Health Valley(R), WestSoy(R), Earth's Best(R), Arrowhead Mills(R), DeBoles(R), Hain Pure Foods(R), Raised Right(TM), Hollywood(R), Spectrum Naturals(R), Spectrum Essentials(R), Walnut Acres Organic(TM), Imagine Foods(R), Rice Dream(R), Soy Dream(R), Rosetto(R), Ethnic Gourmet(R), Yves Veggie Cuisine(R), Lima(R), Biomarche(TM), Grains Noirs(R), Natumi(R), JASON(R) and Zia(R) Natural Skincare. For more information, visit www.hain-celestial.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies, integrate acquisitions, and obtain financing for general corporate purposes; competition; retention of key personnel; compliance with government regulations and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended June 30, 2005. The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.

                         THE HAIN CELESTIAL GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                   December 31,     June 30,
                                                       2005           2005
                                                   ------------   ------------
                                                           (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                        $     17,359   $     24,139
  Trade receivables, net                                 85,798         67,148
  Inventories                                           104,743         76,497
  Recoverable income taxes                                2,590          2,575
  Deferred income taxes                                   5,671          5,671
  Other current assets                                   18,605         18,164
                                                   ------------   ------------
    Total current assets                                234,766        194,194

Property, plant and equipment, net                       97,507         88,204
Goodwill, net                                           393,837        350,833
Trademarks and other intangible assets, net              61,399         61,010
Other assets                                             12,193         12,895
                                                   ------------   ------------
    Total assets                                   $    799,702   $    707,136
                                                   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses            $     79,421   $     65,922
  Income taxes payable                                    9,009          1,139
  Current portion of long-term debt                       4,016          2,791
                                                   ------------   ------------
    Total current liabilities                            92,446         69,852

Deferred income taxes                                    16,723         16,723
Long-term debt, less current portion                    108,184         92,271
Minority Interest                                         4,790              -
                                                   ------------   ------------
    Total liabilities                                   222,143        178,846

Stockholders' equity:
  Common stock                                              390            375
  Additional paid-in capital                            429,773        402,645
  Retained earnings                                     147,999        127,967
  Treasury stock                                        (12,745)       (12,745)
  Foreign currency translation adjustment                12,142         10,048
                                                   ------------   ------------
    Total stockholders' equity                          577,559        528,290
                                                   ------------   ------------
    Total liabilities and stockholders' equity     $    799,702   $    707,136
                                                   ============   ============

                         THE HAIN CELESTIAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                   Three Months Ended December 31,    Six Months Ended December 31,
                                                   -------------------------------   -------------------------------
                                                       2005               2004           2005               2004
                                                   -------------------------------   -------------------------------
                                                             (Unaudited)                       (Unaudited)
Net sales                                          $    186,227       $    169,753   $    347,324       $    307,357
Cost of Sales                                           128,061            116,522        243,309            215,151
                                                   ------------       ------------   ------------       ------------
Gross profit                                             58,166             53,231        104,015             92,206

SG&A expenses                                            36,445             35,173         69,540             63,358
                                                   ------------       ------------   ------------       ------------
Operating income                                         21,721             18,058         34,475             28,848

Interest expense and other expenses                       1,309                553          2,177              1,208
                                                   ------------       ------------   ------------       ------------
Income before income taxes                               20,412             17,505         32,298             27,640
Income tax provision                                      7,743              6,827         12,266             10,780
                                                   ------------       ------------   ------------       ------------
Net income                                         $     12,669       $     10,678   $     20,032       $     16,860
                                                   ============       ============   ============       ============
Basic per share amounts                            $       0.34       $       0.29   $       0.54       $       0.46
                                                   ============       ============   ============       ============
Diluted per share amounts                          $       0.33       $       0.29   $       0.53       $       0.46
                                                   ============       ============   ============       ============
Weighted average common shares outstanding:
  Basic                                                  37,165             36,390         36,900             36,332
                                                   ============       ============   ============       ============
  Diluted                                                38,434             37,207         37,997             37,031
                                                   ============       ============   ============       ============